McGraw Hill Education

FOR IMMEDIATE RELEASE

McGraw-Hill Education Appoints Nancy Lublin to Board of Directors

NEW YORK – Nov. 2, 2015 – McGraw-Hill Education, a learning science company, today announced the appointment of Nancy Lublin, the CEO of Crisis Text Line, to its board of directors.

"Nancy's insights into young people and social media will add a great new perspective to help drive our strategy," said David Levin, president and chief executive officer of McGraw-Hill Education. "We look forward to benefiting from her extensive technology experience, which is directly relevant to our vision of unlocking the full potential of each learner as well as from her great enthusiasm and entrepreneurial spirit."

"Nancy brings an extraordinary track record in technology innovation and leading two major not-for-profit organizations," said Larry Berg, senior partner at Apollo Global Management and chairman of the board of McGraw-Hill Education. "Nancy will work closely with me, David Levin, and the company's other board members to provide strategic counsel that will help position McGraw-Hill Education for continued success."

On Nov. 1, 2015, Lublin stepped down from her role as CEO of DoSomething.org, the largest organization for teenagers and social change in the world with more than 2.5 million active users, to become chief executive officer of Crisis Text Line, an organization that she established in 2013. Crisis Text Line is the first 24/7, free, nationwide text line for teenagers in crisis. Before her work with DoSomething.org and Crisis Text Line, Lublin founded Dress for Success, a global organization that promotes the economic independence of disadvantaged women by providing professional attire and career development tools to help women thrive in work and in life.

Lublin is also an author of the best-selling business book, *Zilch: The Power of Zero in Business*, and has been selected as a Young Global Leader of the World Economic Forum. Lublin is a member of the Board of Trustees of the New School, a leading urban university offering some of the nation's most well respected degree, certificate, and continuing education programs in art and design, social sciences, liberal arts, management and public policy, and performing arts.

"There is a tremendous opportunity to enhance learning by harnessing technology to deepen the connection between students and educators," said Lublin. "I look forward to working closely with the other members of the board of McGraw-Hill Education to help it continue to thrive as a learning science company."

The latest board appointment comes as McGraw-Hill Education continues its transformation as a leader in applying the science of learning to help improve outcomes for students, educators and professionals. In the last few years, McGraw-Hill Education has invested significantly in digital learning solutions to strengthen its offerings and improve teaching and learning. The company has opened R&D centers in Seattle and in Boston's innovation district and has complemented its internal development with select acquisitions, including ALEKS, LearnSmart and Engrade, all of which reflect the continued building of its capabilities in adaptive and personalized learning.

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About McGraw-Hill Education

McGraw-Hill Education is a learning science company that delivers personalized learning experiences that help students, parents, educators and professionals drive results. McGraw-Hill Education has offices across North America, India, China, Europe, the Middle East and South America, and makes its learning solutions available in nearly 60 languages. Visit us at mheducation.com or find us on Facebook or Twitter.

Contact:
Tiffany Eckelberg
McGraw-Hill Education
(646) 766-2434
tiffany.eckelberg@mheducation.com